               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [x]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

               I.C. Isaacs & Company, Inc.
..................................................................
     (Name of Registrant as Specified In Its Charter)


..................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[x]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                          I.C. ISAACS & COMPANY, INC.
                               3840 BANK STREET,
                         BALTIMORE, MARYLAND 21224-2522
                                 (410) 342-8200

[MARITHE FRANCOIS GIRBAUD LOGO]

                                                                     May 3, 2004

Dear Stockholder:

    Our 2004 Annual Stockholders' Meeting will be held at 10:00 A.M. on June 3, 2004 at the offices of Arent Fox PLLC located on the 34th floor at 1675 Broadway, New York, New York 10019, and we look forward to your attendance either in person or by proxy.

    The notice of annual meeting, proxy statement and proxy card from the Board of Directors are enclosed.

    The agenda for this year's annual meeting includes the election of seven directors to our nine member Board, and a proposal to ratify the appointment of our independent auditor. The Board of Directors recommends that you vote FOR election of the slate of director nominees, and FOR ratification of appointment of the independent auditor. Please refer to the proxy statement for detailed information on each of the proposals. If you have any further questions concerning the annual meeting or any of the proposals, please contact Isaacs Investor Relations at (410) 342-8200. For questions regarding your stock ownership, you may contact our transfer agent, American Stock Transfer and Trust Company by phone at (877) 777-0800 (within the U.S.) or (718) 921-8200 (outside the U.S.).


                                             Sincerely yours,



                                             /s/ Staffan Th. Ahrenberg
                                             --------------------------
                                             STAFFAN TH. AHRENBERG,
                                             Chairman

                       [MARITHE FRANCOIS GIRBAUD LOGO]

                              -------------------

                     NOTICE OF ANNUAL STOCKHOLDERS' MEETING
                                  JUNE 3, 2004
                             10:00 A.M. EASTERN TIME

                              -------------------

Dear Stockholder,

    You are cordially invited to attend the 2004 annual meeting of stockholders of I.C. ISAACS & COMPANY, INC. which will be held at 10:00 AM local time on June 3, 2004 at the offices of Arent Fox PLLC located on the 34th floor at 1675 Broadway, New York, New York 10019. At the meeting, you will be asked to consider and vote on the following proposals:

        1. To elect seven directors, each to hold office until the 2005 annual meeting of stockholders and until their respective successors shall have been duly elected or appointed;

        2. To ratify the appointment of BDO Seidman, LLP as our independent auditors for the year ending December 31, 2004; and

        3. To transact such other business as may properly come before the meeting.

    These items are more fully described in the following pages, which are made part of this notice. Only stockholders of record on the books of the company at the close of business on April 16, 2004 will be entitled to vote at the annual meeting.

    To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting. You may submit your vote by mail, using the proxy card and pre-addressed and stamped return envelope enclosed with this notice, or you may vote your shares in person at the meeting.

    Enclosed are copies of the Annual Report to our Stockholders consisting of a letter from our President and our Form 10-K for the year ended December 31, 2003.

                                          The Board of Directors,


                                          /s/ Eugene Wielepski
                                          ---------------------------------
                                          EUGENE WIELEPSKI,
                                          Secretary

New York, New York
May 3, 2003

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Proxy Statement.............................................     1
Corporate Governance Matters................................     2
Proposal 1 -- Election of Directors.........................     2
    Board Committees and Meetings...........................     6
    Directors' Compensation.................................     7
Security Ownership of Certain Beneficial Owners and
  Management................................................     8
Stock Price Performance Graph...............................     9
Report of the Compensation Committee on Executive
  Compensation..............................................    10
    Employment Contracts, Termination of Employment and
      Change in Control Arrangements........................    12
    Executive Compensation..................................    15
    Certain Relationships and Related Transactions..........    18
Report of the Audit Committee...............................    19
Proposal 2 -- Ratification of Selection of Independent
  Auditor...................................................    20
Stockholder Proposals.......................................    20
Annual Report to Shareholders...............................    21
Other Matters...............................................    21
Appendix A -- Code of Ethics................................   A-1

VOTING

    To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Our stockholders may submit their votes by mail, using the enclosed proxy card. We encourage our stockholders to vote using that method whenever possible. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted by mail will be superseded by the vote that you cast at the annual meeting.

                                       i

                       [MARITHE FRANCOIS GIRBAUD LOGO]

                          I.C. ISAACS & COMPANY, INC.
                                3840 BANK STREET
                         BALTIMORE, MARYLAND 21224-2522

                              -------------------

                                PROXY STATEMENT

                              -------------------

    The enclosed proxy is solicited by the Board of Directors of I.C. Isaacs & Company, Inc. for the Annual Stockholders' Meeting to be held at the offices of Arent Fox PLLC located on the 34th floor at 1675 Broadway, New York, New York 10019, on Monday, June 3, 2004, at 10:00 a.m. Eastern Time, and at any postponement or adjournment of the meeting, for the purposes set forth in the accompanying Notice of Annual Stockholders' Meeting.

RECORD DATE; QUORUM; SHARE OWNERSHIP AND VOTING REQUIREMENTS FOR ELECTION OF DIRECTORS AND ADOPTION OF PROPOSALS

    Only stockholders of record on the books of the company at the close of business on April 16, 2004 will be entitled to vote at the annual meeting. Presence in person or by proxy of a majority of the shares of common stock outstanding on the record date is required for a quorum. If you held your shares on that date, you may vote your shares at the meeting either in person or by your duly authorized proxy. As of the close of business on April 16, 2004, the company had 11,134,657 outstanding shares of common stock. Copies of this proxy statement were first available to stockholders on May 3, 2004.

    Our common stock is our only class of securities that will be entitled to vote at the annual meeting. The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of our common stock is necessary to constitute a quorum at the annual meeting. Shares of common stock represented by a properly signed and returned proxy will be counted as present at the annual meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Shares of common stock held by nominees that are voted on at least one matter coming before the annual meeting will also be counted as present for purposes of determining a quorum, even if the beneficial owner's discretion has been withheld (a 'broker non-vote') for voting on some or all other matters.

    Each share of common stock is entitled to one vote on all matters that may properly come before the annual meeting other than the election of directors. In the election of directors, each share is entitled to cast one vote for each director to be elected. Directors shall be elected by a plurality of votes cast at the annual meeting. You may not vote your shares of common stock cumulatively for the election of directors. For purposes of the election of directors, abstentions and broker non-votes are not considered to be votes cast and do not affect the plurality vote required for the election of directors.

    All other matters to come before the annual meeting require the approval of a majority of the shares of common stock present, in person or by proxy, at the meeting and entitled to vote. Therefore, abstentions will have the same effect as votes against the proposals on such matters. Broker non-votes, however, will be deemed shares not present to vote on such matters, and therefore will not count as votes for or against the proposals, and will not be included in calculating the number of votes necessary for approval of such matters.

SUBMITTING AND REVOKING YOUR PROXY

    If you complete and submit your proxy (see 'Voting' on page i, the shares represented by your proxy will be voted at the annual meeting in accordance with your instructions. If you submit a proxy by mail, but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted as follows:

     FOR the election of the nominees for director set forth in 'Proposal 1:
     Election of Directors' on page 2; and

     FOR ratification of the appointment of BDO Seidman LLP as the company's independent auditor for 2004 set forth in 'Proposal 2: Ratification of Selection of Auditors' on page 20.

    In addition, if other matters come before the annual meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. The company has not received notice of other matters that may properly be presented at the annual meeting. You may revoke your proxy at any time prior to the start of the annual meeting by: (1) submitting a later-dated vote, in person at the annual meeting or by mail (see 'Voting' on page i), or
(2) delivering instructions to the Corporate Secretary of the company at 3840 Bank Street, Baltimore, Maryland 21224-2522. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

                          CORPORATE GOVERNANCE MATTERS

PROPOSAL 1 -- ELECTION OF DIRECTORS

    The Board of Directors is currently composed of nine directors. Pursuant to a proposal adopted by our stockholders at last year's annual meeting, our amended and restated certificate of incorporation was further amended to declassify the Board of Directors. However, under the provisions of the Delaware General Corporation Law, the term of a director who has been elected to serve as a member of a class of directors while a corporation's certificate of incorporation provides for a classified board can not be shortened by reason of a subsequent declassification of that board. The only directors on our previously classified Board that are subject to those provisions are our Class II directors. One of those Class II directors -- Daniel J. Gladstone -- recently resigned as a member of the Board. Therefore, the vacancy that resulted from Mr. Gladstone's resignation will be filled at this year's annual meeting. Our other Class II directors who are still in office -- Messrs. Jon Hechler and Roland Loubet -- will continue to serve as members of the Board until their terms expire at the 2005 annual meeting. The Company has nominated seven incumbent directors -- Messrs. Staffan Th. Ahrenberg (Chairman), Olivier Bachellerie, Robert J. Conologue, Rene Faltz, Neal J. Fox, Peter J. Rizzo and Robert S. Stec -- for election at this year's annual meeting. If elected, the term of the nominees to the Board will expire at the 2005 annual meeting of stockholders and when their respective successors are duly elected and shall have qualified.

    Unless otherwise marked, all proxies received will be voted FOR the election of each of the nominees. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the proxies may be voted either
(i) for a substitute nominee designated by the present Board of Directors to fill the vacancy or (ii) for the balance of the nominees, leaving a vacancy. Alternatively, the Board of Directors may reduce the size of the Board. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director. We have set forth below the names and biographical information for each of the nominees.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE 'FOR' THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

                       NOMINEES FOR ELECTION AS DIRECTORS

Staffan Th. Ahrenberg Age: 46                  Mr. Ahrenberg has been a consultant to
Director since 2002                            Societe de Finance et D'Investissement S.A.
Chairman of the Board and consultant to the    ('SFI'), which provides multinational
Company                                        companies engaged in the food processing,
                                               media and fashion industries with investment
                                               opportunities and investment advisory
                                               services, and Saga Enterprises Holding Corp.,
                                               which provides the motion picture industry
                                               with services regarding the development,
                                               production, acquisition, sale and financing
                                               of motion pictures and other intellectual
                                               property. We had a written agreement with SFI
                                               through which we received consulting services
                                               from Mr. Ahrenberg. See 'Certain
                                               Relationships and Related Transactions.'

Olivier Bachellerie                            Mr. Bachellerie has served since 1997 as
Age: 42                                        President and Director General of GI
Director since 2002                            Promotion and Cravatatakiller S.A., and as
President and Director General of GI           President of Fashion Services of America,
Promotion and Cravatatakiller S.A.             Inc., each of which is beneficially owned by
                                               Marithe Bachellerie and Francois Girbaud. Mr.
                                               Bachellerie is the son of Marithe
                                               Bachellerie, who together with Mr. Girbaud,
                                               indirectly own and possess the right to vote
                                               approximately 42% of the company's
                                               outstanding shares of common stock.

Robert J. Conologue                            Mr. Conologue joined us as our Chief
Age: 55                                        Operating Officer and Chief Financial Officer
Director since 2003                            in February 2003, and was elected to our
Chief Operating Officer and Chief Financial    Board of Directors in June 2003. Between 2000
Officer of the Company                         and 2002, he served as Executive Vice
                                               President and Chief Financial Officer of
                                               Interiors, Inc., a $250 million manufacturer,
                                               marketer and retailer of decorative
                                               accessories for the home. Between 1997 and
                                               2000, Mr. Conologue worked for The Warnaco
                                               Group, Inc., a $2.1 billion global apparel
                                               company, starting as Chief Financial Officer
                                               of Calvin Klein Jeanswear (1997-1998), and
                                               then serving as Senior Vice President --
                                               Finance of the parent company and as Chief
                                               Operating Officer of the Calvin Klein
                                               Divisions (1998-2000).

Rene Faltz                                     Mr. Faltz has practiced law in the Grand
Age: 50                                        Duchy of Luxembourg since 1976. He has been
Director since 2002                            with Cabinet D'Avocats Rene Faltz since March
Senior Partner, Cabinet D'Avocats Rene Faltz   2000 after leaving the firm of Faltz &
                                               Kremer. Mr. Faltz is one of the Managing
                                               Directors of, and serves as counsel to,
                                               several companies that, since 2002, have been
                                               beneficially owned by Marithe Bachellerie and
                                               Francois Girbaud in connection with the
                                               conduct of their business activities as
                                               designers and marketers of clothing and other
                                               items bearing the various Girbaud trademarks.

Neal J. Fox                                    Mr. Fox has held senior management positions
Age: 69                                        at Neiman Marcus, Bergdorf Goodman and I.
Director since 1998                            Magnin. From 1983 to 1988, he was employed by
Consultant                                     Garfinkel's, Raleigh & Co., or its
                                               predecessor, most recently as Chairman and
                                               Chief Executive Officer, and was also a
                                               principal shareholder of that company. From
                                               1989 through March 1999, Mr. Fox served as
                                               the President and Chief Executive Officer of
                                               Sulka, an international menswear retailer. In
                                               1999, Mr. Fox founded NJF Associates,
                                               Incorporated, a consulting firm specializing
                                               in brand management and business development
                                               for the apparel, accessories and luxury goods
                                               industries. Mr. Fox served as a director of
                                               Today's Man, a 30 unit menswear retailer. In
                                               March, 2003, Today's Man filed a petition
                                               under Chapter 11 of the US Bankruptcy Code.

Peter J. Rizzo                                 Mr. Rizzo has worked within the apparel
Age: 51                                        industry during the past 26 years. He became
Chief Executive Officer of the Company         our Chief Executive Officer in December,
Director since February 2004                   2003, and was appointed to the Board in
                                               February 2004. During the two years prior to
                                               joining us, Mr. Rizzo was a consultant to the
                                               Neiman Marcus Group. He was President and
                                               Vice Chairman of Bergdorf Goodman from 1999
                                               to 2002. From 1997 to 1999, he served as
                                               President of Polo Retail at Polo Ralph
                                               Lauren. From 1978 to 1997, he was Executive
                                               Vice President and Head Merchant of Barneys
                                               New York.

Robert Stephen Stec                            Mr. Stec was a Division President of VF
Age: 49                                        Corporation and had sole responsibility for
Director since 2002                            VF's Girbaud division in the United States
Chairman and Chief Executive Officer of        from 1989 through 1993. From 1996 to 1998, he
Lexington Home Brands                          served as President of London Fog Industries,
                                               Inc., a leading manufacturer and marketer of
                                               branded outerwear. During 1997 and 1998, Mr.
                                               Stec served as a part-time consultant to
                                               Girbaud Design, Inc. and certain of its
                                               affiliates. In 1999, Mr. Stec served as a
                                               consultant to London Fog for several months.
                                               Mr. Stec has been employed as President and
                                               Chief Executive Officer of Lexington Home
                                               Brands, a leading branded marketer of home
                                               furnishings, since 1999.

 FORMER CLASS II INCUMBENT DIRECTORS WHOSE TERMS WILL EXPIRE AT THE 2005 ANNUAL
                                    MEETING

Jon Hechler                                    Mr. Hechler was employed by Ira J. Hechler
Age: 51                                        and Associates, an investment company, from
Director since 1984                            1980 to 1999. He is President of T. Eliot,
President, T. Eliot, Inc.                      Inc., a manufacturer of bathroom equipment.

Roland Loubet                                  Mr. Loubet has been employed as the Chief
Age: 62                                        Executive Officer and sole owner of Cedrico,
Director since 2002                            S.A., a manufacturer and marketer of women's
Chief Executive Officer of Cedrico, S.A.       clothing, since 1997.

    Except as noted above, each nominee for election as a director and each incumbent director has been engaged in the principal occupation described during the past five years. There are no family relationships among any directors or executive officers of the company. Stock ownership information is shown under the heading 'Security Ownership of Certain Beneficial Owners and Management' on page 8 and is based upon information furnished by the respective individuals.

     PRINCIPAL EXECUTIVE OFFICERS OF THE COMPANY WHO ARE NOT ALSO DIRECTORS

    The following table sets forth the names and ages of our principal executive officers who are not directors. The table also provides a description of the positions of employment held by each of such executives for at least the past five years.

Daniel J. Gladstone                            Mr. Gladstone was President of the Company's
Age: 47                                        Girbaud Division from January 1999-February
President of the Company                       2003, and was appointed President of the
                                               Company in March 2003. He was a member of our
                                               Board from 1999 until December 2003. He
                                               served as President of Calvin Klein Jeans at
                                               Warnaco, Inc. from 1997 to 1998 and as
                                               President of Calvin Klein Jeans at Designer
                                               Holding Ltd. from 1994 to 1997.

Sandra Finkelstein                             Before joining us in February 2003, Ms.
Age: 42                                        Finkelstein was Executive Vice President of
Senior Vice President of Merchandising --      Warnaco's Calvin Klein Jeans Division from
  Girbaud Division                             1998 - January 2003. Between 1996 and 1998,
                                               she was Design Manager at the J. Crew Group.

Eugene C. Wielepski                            Mr. Wielepski was a director of the Company
Age: 56                                        from 1991 -- May, 2002. He was Vice
Vice President -- Finance; Treasurer and       President -- Finance and Chief Financial
  Secretary                                    Officer of the Company from 1991 -- April
                                               2003. Since that date, he has been our Vice
                                               President -- Finance. He has also held the
                                               positions of Secretary and Treasurer since
                                               1976. From 1976 to 1990, he was Controller.
                                               He is a Certified Public Accountant and has
                                               been employed by the Company since 1973.

BOARD COMMITTEES AND MEETINGS

    The Board of Directors currently has standing Audit and Compensation Committees.

    The Audit Committee has a written charter approved by the Board, a copy of which is annexed hereto as Appendix A. Only independent directors, as that term is defined by the Marketplace Rules of The Nasdaq Stock Market, may serve as members of the Audit Committee.

    The members of the Audit Committee are Neal J. Fox (Chairman), Jon Hechler and Robert Stec. Roland Loubet was also a member of the Audit Committee at the beginning of 2003, but due to the fact that his residence in Europe proved to be too complicated for the fulfillment of his duties, he asked to be relieved of his assignment, and that request was granted by the Board in June, 2003.

    The Audit Committee assists the Board of Directors in its general oversight of the company's financial reporting, internal controls and audit functions. During 2003, the Audit Committee held eight meetings. For further information, see 'Report of the Audit Committee' on page 19.

    The members of the Compensation Committee are Messrs. Hechler (Chairman), Fox, Loubet and Stec.

    The Compensation Committee administers our Amended and Restated Omnibus Stock Plan (the 'Plan'), including the review and grant of stock options to officers and other employees under the Plan. The Compensation Committee also reviews and approves various other company compensation policies and matters, and reviews and approves salaries and other matters relating to compensation of the executive officers of the company. The Compensation Committee held six meetings during 2003. For further information, see 'Report of the Compensation Committee on Executive Compensation' on page 10.

    The Board of Directors does not have a standing nominating committee or other committee performing a similar function. Pursuant to the terms of the stockholders' agreement that the Company entered into with certain members of the Girbaud Group(1) after the stockholders authorized such action at the 2002 annual meeting, the Girbaud Group is entitled to designate five persons for nomination to the Board, and the Company's management is entitled to designate four members for nomination to the Board. The management designees are determined by Messrs. Fox and Hechler, both of whom are considered by the Company to be independent directors, in consultation with Peter J. Rizzo, who is the Company's Chief Executive Officer and member of the Board. That stockholders' agreement will expire in November 2004. Upon its expiration, the Board intends to appoint a standing nominating committee and adopt a charter governing its operations.

---------
(1) See 'Certain Relationships and Related Transactions' at footnote 2.

    The Board of Directors held 12 meetings during 2003. Each director is expected to attend each meeting of the Board and the committees on which he serves. In addition to meetings, the Board and its committees review and act upon matters through written consent procedures. No director attended less than 75% of all the meetings of the Board and the committees on which he served in 2003.

COMMUNICATIONS FROM STOCKHOLDERS TO THE BOARD

    The Board recommends that stockholders initiate any communications with the Board in writing and send them in care of the Corporate Secretary. Stockholders can send communications by mail to Eugene Wielepski, Corporate Secretary, I.C. Isaacs & Company, Inc., 3840 Bank Street, Baltimore, MD 21224-2522. This process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board's consideration. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

    None of the directors serving on the Compensation Committee is an employee of the Company, and neither the Chief Executive Officer nor any of the Named Executive Officers has served on the Compensation Committee. No director or executive officer of the Company is a director or executive officer of any other corporation that has a director or executive officer who is also a director or board committee member of the Company.

DIRECTORS' COMPENSATION

    Directors who are employed by us or any of our subsidiaries receive no compensation for serving on the Board of Directors. Directors who are not so employed (the 'Outside Directors') receive an annual retainer fee of $10,000 for their services and attendance fees of $750 per Board or committee meeting attended. The Chairman of the Audit Committee receives an additional $10,000 for the services he renders in that capacity. All directors are reimbursed for expenses incurred in connection with attendance at Board or committee meetings. In addition, members of the Board of Directors are eligible to participate in our Plan. None of our Outside Directors was awarded any options to purchase shares of our common stock during 2003.

CODE OF ETHICS

    We have adopted a Code of Ethics applicable to our Chief Executive Officer and Chief Financial Officer. The full text of our Code of Ethics was filed as an exhibit to our Annual Report on SEC Form 10-K for the year ended December 31, 2002.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    Set forth below is information concerning the common stock ownership as of April 16, 2004 by (i) each person who we know owns beneficially 5% or more of our outstanding common stock, (ii) our Chief Executive Officer and each of our other 'Named Executive Officers,' (iii) each director and nominee for election as a director, and (iv) all of our directors, nominees for election as a director and officers as a group:

                                                               SHARES BENEFICIALLY OWNED
                                                              ---------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                        NUMBER          PERCENT(2)
---------------------------------------                        ------          ----------
Wurzburg, S.A.(3)...........................................  4,966,667(4)        40.4%
Peter J. Rizzo..............................................         --(5)          --
Daniel J. Gladstone.........................................    477,000(6)         3.9
Robert J. Conologue.........................................    150,000(7)         1.2
Sandra Finkelstein..........................................      8,333(8)          --
Eugene Wielepski............................................    221,742(9)         1.8
Staffan Ahrenberg(10).......................................         --(11)         --
Olivier Bachellerie(12).....................................         --(11)         --
Rene Faltz(13)..............................................         --(11)         --
Neal J. Fox.................................................     25,000(14)          *
Jon Hechler.................................................    362,791(11)        3.0
Roland Loubet(15)...........................................    100,000(11)         --
Robert Stephen Stec(16).....................................         --(11)         --
All Officers, Directors and Nominees for Director as a Group
  (of 13)...................................................  1,181,533            9.6

---------

  *  Less than one percent

 (1) All shares are owned beneficially and of record unless indicated otherwise. Unless otherwise noted, the address of each stockholder is c/o the company, 350 Fifth Avenue, Suite 1029, New York, New York 10118.

 (2) Based upon 12,296,190 shares assumed to be issued and outstanding which includes 11,134,657 shares actually issued and outstanding on the date of this proxy statement plus an aggregate of 1,161,533 shares that the persons listed in the table may acquire pursuant to options that they may exercise within 60 days of the date of this proxy statement.

 (3) The address of this stockholder is 41 Avenue de la Gare, L-1611, Luxembourg.

 (4) Includes 3,966,667 shares owned beneficially and of record by this stockholder's wholly owned subsidiary, Textile Investment International, S.A. ('Textile') and 500,000 shares that Textile may acquire pursuant to warrants that it may exercise within 60 days of the date of this proxy statement.

 (5) Pursuant to his employment agreement, Mr. Rizzo was granted an option under our Plan to purchase 500,000 shares of common stock. His right to purchase such shares will vest ratably on December 9, 2004, 2005 and 2006. See 'Employment Contracts, Termination Of Employment And Change In Control Arrangements.'

 (6) Includes 477,000 shares that Mr. Gladstone may acquire pursuant to options exercisable by him within 60 days of the date of this proxy statement.

 (7) Includes 150,000 shares issuable pursuant to a fully vested option granted under the Plan to Mr. Conologue in accordance with his employment agreement. Does not include 225,000 shares issuable pursuant to another option granted to Mr. Conologue under the Plan in accordance with his employment agreement that vests ratably on February 18, 2004, 2005 and 2006. See 'Employment Contracts, Termination Of Employment And Change In Control Arrangements.'

 (8) Includes 8,333 shares (but does not include the balance of the shares) issuable pursuant to a Plan option to purchase 25,000 shares that vests ratably on February 15, 2004, 2005 and 2006. Such

                                              (footnotes continued on next page)

(footnotes continued from previous page)

     option was issued pursuant to Ms. Finkelstein's employment agreement. See 'Employment Contracts, Termination Of Employment And Change In Control Arrangements.'

 (9) Includes 27,500 shares that Mr. Wielepski may acquire pursuant to a Plan option exercisable by him within 60 days of the date of this proxy statement.

(10) Mr. Ahrenberg's address is 16 Rue Voltaire, 1211 Geneva 13, Switzerland.

(11) Does not include 30,000 shares issuable pursuant to an option granted to this director in December 2002 that has not vested.

(12) Mr. Bachellerie's address is 15 Rue Louis Blanc, 75010 Paris, France.

(13) Mr. Faltz's address is 41 Avenue de la Gare, Luxembourg, L-1611, Grand Duchy of Luxembourg.

(14) Includes 25,000 shares that this director may acquire pursuant to options exercisable by him within 60 days of the date of this proxy statement. Does not include 37,000 shares issuable pursuant to options granted to this director that have not vested.

(15) Mr. Loubet's address is Avenue du Leman 20, 1025 St-Sulpice,
     Ch-Switzerland.

(16) Mr. Stec's address is c/o Lexington Home Brands, 411 South Salisbury Street, Lexington, NC 27292.

                         STOCK PRICE PERFORMANCE GRAPH

    The performance graph which follows compares the cumulative total stockholder returns on Mikron common stock for the five-year period ended December 31, 2003 with the S&P 500 Index and a peer group comprising of the Apparel, Accessories and Luxury Goods industry segment of the S&P 600. The graph assumes that the value of our common stock and the value of each Index was $100 on December 31, 1998. This data was furnished by Standard & Poor's Compustat Services, Inc.

                                [BAR GRAPH]

         I.C. Isaacs &                           S&P 600
          Company Inc.    S&P 500    Apparel, Accessories & Luxury Goods
          ------------    -------    -----------------------------------
1998         100          100                     100
1999          88.46       121.04                   79.28
2000          40.38       110.02                   82.21
2001          19.69        96.95                   92.54
2002          42.46        75.52                  103.79
2003          48           97.18                  146.25

                                9

                           REPORT OF THE COMPENSATION
                      COMMITTEE ON EXECUTIVE COMPENSATION

OBJECTIVES

    The Company's compensation policies and procedures have historically been aligned with its entrepreneurial traditions. The Company seeks to compensate its officers (including the Named Executive Officers) in a manner which is:

     consistent with the Company's conservative traditions and cost structure;

     sufficient to attract and retain key executives critical to the success of the Company;

     reflective of current performance of both the individual officer and the Company; and

     remuneration of successful long-term strategic management and enhancement of shareholder values.

COMPONENTS OF COMPENSATION

    The Compensation Committee (the 'Committee') approves the design of, assesses the effectiveness of, and administers the executive compensation programs of the Company in support of stockholder interests. The key elements of the Company's executive compensation program are base salary, annual incentives and long-term incentive compensation. These key elements are addressed separately below. In determining each component of compensation, the Committee considers all elements of an executive's total compensation package.

BASE SALARY

    The Committee regularly reviews each executive's base salary. Base salaries are not necessarily compared to other institutions, although market rates for comparable executives with comparable responsibilities are considered in some cases. Base salaries are adjusted by the Committee to recognize varying levels of responsibility, experience, breadth of knowledge, internal equity issues, as well as external pay practices. Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Company.

    During 2003, the Company substantially reorganized the composition of, and compensation payable to, its management. As mentioned at pp. 12-14 in the section entitled 'Employment Contracts, Termination Of Employment And Change In Control Arrangements,' the Company

     negotiated and executed a separation agreement and general release with Robert J. Arnot,

     engaged the services of Robert J. Conologue as the Company's new COO and CFO at an annual base salary of $315,000 during an initial term ending on December 31, 2005,

     engaged the services of Sandra Finkelstein as Senior Vice President of Merchandising -- Girbaud Division at a base salary of $310,000 during an initial term ending on December 31, 2005,

     negotiated and executed an amendment to Daniel J. Gladstone's employment agreement which reduced the initial term of his agreement to coincide with Mr. Conologue's and Ms. Finkelstein's initial employment terms and pursuant to which he became the Company's President, negotiated and executed an amendment to Mr. Wielepski's employment agreement which resulted in his re-assignment as the Company's Vice President -- Finance and the reduction of his base salary to $180,000 per year and engaged the services of Peter J. Rizzo as the Company's new Chief Executive Office at an annual base salary of $500,000 during an initial term ending on December 31, 2006.

ANNUAL INCENTIVES

    Prior to 2003, the annual incentive program that the Company employed with regard to some of our Named Executive Officers involved direct financial incentives in the form of annual cash bonuses to achieve performance goals that were usually based upon the Company's 'top line,' i.e., its gross revenues. Pursuant to the incentive compensation formula contained in Mr. Gladstone's employment agreement, he received top-line based bonuses of $221,199 and $207,895 with regard to 2001 and 2002, respectively, even though the Company incurred losses in both of those years.

    During the first quarter of 2003, the Company adopted for its executives whose activities are directly related to profitability a different annual incentive compensation philosophy that is 'bottom line' oriented. Thus, the new employment agreements that the Company entered into with Messrs. Rizzo and Conologue and with Ms. Finkelstein contain significant cash bonus incentives that are tied to three predetermined annual performance goals:

     earnings before interest and taxes (the 'EBIT Target'),

     cash provided by operating activities (the 'Cash Flow Target') and inventory turns -- which is a measure of the level of efficiency employed by the Company in matching its annual purchases of inventory to the annual sales of merchandise to its customers (the 'Inventory Turns Target').

    In keeping with that newly adopted philosophy, the amendment to Mr. Gladstone's employment agreement replaced 'top line' oriented bonus provisions with the same categories of 'bottom line' oriented bonus provisions discussed above. In order to qualify for payment of any bonus, other than contractually guaranteed minimum bonuses of $100,000 and $40,000 payable to Mr. Gladstone and Mr. Conologue, respectively, in regard to 2003, the Company's financial performance must result in the achievement of the targeted goal. In the case of each of Messrs. Rizzo, Gladstone and Conologue, achievement of more than 100% of a targeted goal will result in the payment of even higher bonuses. In the case of Ms. Finkelstein, the range of potential bonuses that she can earn during any year varies from a low of $7,750 to a maximum of $77,500 depending on whether one, two or all of the targets are achieved. In Mr. Conologue's case, the range of potential bonuses that he can earn during any year varies from a low of $12,600 to a maximum of $267,750 depending on whether one, two or all of the targets are achieved, and also depending on whether the results achieved are at least 95% of the target or as much as or more than 130% of the target. The ranges of bonuses that Messrs. Gladstone and Rizzo can receive are also subject to the same two categories of criteria as Mr. Conologue, and vary, in Mr. Gladstone's case, from a minimum of $17,500 to a maximum of $350,000, and in Mr. Rizzo's case, from a minimum of $21,000 to a maximum of $350,000. None of the Company's executives earned any of those bottom line oriented bonuses in 2003.

LONG-TERM INCENTIVES

    In keeping with the Company's commitment to provide a total compensation package which includes at-risk components of pay, long-term incentive compensation comprises a significant portion of the value of an executive's total compensation package. When awarding long-term grants, the Committee considers an executive's level of responsibility, prior compensation experience, historical award data, and individual performance criteria. Long-term incentives are in the form of stock options awards under the Company's Plan.

    Stock options are granted at an option price equal to the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates. This design focuses executives on the creation of stockholder value over the long term. The size of stock option grants is based on competitive practice, individual performance factors and historical award data. The Company granted options to purchase an aggregate of 900,000 shares of common stock in connection with the hiring of three of the Named Executive Officers in 2003, as follows: Ms. Finkelstein was granted an option to purchase 25,000 shares, Mr. Conologue was granted two options to purchase 225,000 and 150,000 shares, respectively, and Mr. Rizzo was granted an option to purchase 500,000 shares. No other grants were made to any of the Named Executive Officers.

CONCLUSION

    The Committee believes these executive compensation policies and programs serve the interests of the Company and its stockholders effectively. The various compensation vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future success, thereby enhancing the value of the Company for the stockholders' benefit.

    We will continue to monitor the effectiveness of the Company's total compensation program to meet the current and future needs of the Company.

    Members of the Compensation Committee:

    Jon Hechler (Chairman)         Roland Loubet
    Neal J. Fox                    Robert S. Stec

              EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
                         CHANGE IN CONTROL ARRANGEMENTS

ROBERT J. ARNOT

    In January 2003, we and our wholly owned subsidiary, I.C. Isaacs & Company, L.P. (the 'LP'), entered into a separation agreement and general release with Robert J. Arnot, who was then our Chairman of the Board, President and Chief Executive Officer. Pursuant to that agreement, Mr. Arnot resigned as a director and as our President and Chief Executive Officer. In consideration for Mr. Arnot's execution of that agreement, the termination of his employment agreement and his release and waiver of any claims he might have against us, the LP and other parties and persons related to us, we agreed:

     to engage Mr. Arnot as a paid consultant between the February 6, 2003 effective date of the separation agreement and May 2, 2003, and to make severance payments to him from that latter date through December 15, 2003, in an aggregate amount equal to that portion of the $425,000 base salary that Mr. Arnot would have been entitled to receive during those two periods of time, but for the termination of his employment agreement;

     to continue Mr. Arnot's coverage under all of our benefit plans through December 31, 2003;

     to provide Mr. Arnot with office space and telecommunications facilities through May 2, 2003; and

     to release Mr. Arnot from any claims that we, the LP and other parties and persons related to us had or might have against him.

PETER J. RIZZO

    On December 9, 2003, the LP entered into an employment agreement with Peter
J. Rizzo, our Chief Executive Officer, that provides:

     for an initial term that will end on December 31, 2006, and for automatic one year renewals of the agreement unless either party gives notice of its non-renewal not later than June 30, 2006 or June 30 of the then current renewal year;

     for payment of an annual base salary of $500,000 during the initial term increasing by 10% per year during each one year renewal term, and incentive compensation provisions that are based upon our achievement of pre-determined earnings, cash flow and inventory turns targets;

     for the issuance under the Plan of a five year option to purchase 500,000 shares of common stock at an exercise price of $.95 per share which shall vest ratably on December 9, 2004, 2005 and 2006;

     in the event that Mr. Rizzo's employment is terminated without cause or as a result of a change of control, he shall receive severance payments in the aggregate amount of his base salary plus a pro-rata portion of any incentive compensation that otherwise would have become due and payable to him, all of which shall be paid for a period of 12 months commencing on the date of termination of his employment.

    The maximum amount of incentive compensation that Mr. Rizzo may earn in 2004, 2005, 2006 and any renewal year is $350,000.

DANIEL J. GLADSTONE

    In June 2002, the LP entered into an amended and restated employment agreement with Daniel J. Gladstone, who was then President of the Girbaud Division, that provided for an annual base salary of $350,000 and incentive compensation based upon percentages of our annual sales of Girbaud sportswear and Girbaud women's products. That agreement contains the following termination provisions:

     if Mr. Gladstone's employment is terminated without cause or he is constructively discharged after January 21, 2005, the LP must pay him an amount equal to one year of his base salary plus a severance payment in a lump sum equal to his incentive compensation for the last full year prior to his termination (the 'Severance Payment'); or

     prior to January 21, 2005, the LP must pay him the aggregate amount of his base salary through December 31, 2005, plus a Severance Payment within 90 days after each year remaining during the term of the agreement; and

     if the LP decides not to renew the agreement, it must pay Mr. Gladstone an amount equal to one year of his current base salary plus a Severance Payment.

    In May 2003, the LP entered into an amendment of Mr. Gladstone's agreement which provided that he would serve as President;

     changed the initial term of the agreement so that it will end on December 31, 2005, and provided for automatic one year renewals of the agreement unless either party gives notice of its non-renewal not later than September 30, 2005 or September 30 of the then current renewal year; and

     deleted Mr. Gladstone's entitlement to receive incentive compensation based upon percentages of our sales, and added new incentive compensation provisions that are based upon our achievement of pre-determined earnings, cash flow and inventory turns targets, subject to guaranteed minimum annual bonuses of $100,000 in 2003 and $125,000 thereafter.

    Mr. Gladstone did not earn any incentive compensation in 2003 other than the $100,000 guaranteed minimum bonus due under his employment agreement. The maximum amount of incentive compensation that he may earn in 2004, 2005 and any renewal year is $350,000.

ROBERT J. CONOLOGUE

    In March 2003, the LP entered into an employment agreement (with effect from February 18, 2003) with Robert J. Conologue, our Chief Operating Officer and Chief Financial Officer, that provides:

     for an initial term that will end on December 31, 2005, and for automatic one year renewals of the agreement unless either party gives notice of its non-renewal not later than September 30, 2005 or September 30 of the then current renewal year;

     for payment of an annual base salary of $315,000 per year, a minimum bonus of $40,000 in 2003 and incentive compensation provisions that are based upon our achievement of pre-determined earnings, cash flow and inventory turns targets;

     for the issuance under the Plan of a five year option to purchase 225,000 shares of common stock at an exercise price of $.68 per share which shall vest ratably on March 31, 2004, 2005 and 2006;

     in the event that Proposal 3 is adopted by the stockholders at the annual meeting, for the issuance under the Plan of a five year fully vested option to purchase 150,000 shares of common stock at the exercise price applicable to option grants made under the Plan on the date of the annual meeting;

     in the event that Mr. Conologue's employment is terminated without cause at any time prior to December 31, 2005, for the payment of a severance payment equal to his base salary for a period of six months; and in the event that Mr. Conologue's employment is terminated without cause at any time after December 31, 2005 or as a result of a change of control of the company, for the payment of a severance payment equal to his base salary for a period of 12 months.

    Mr. Conologue did not earn any incentive compensation in 2003 other than the $40,000 guaranteed minimum bonus due under his employment agreement. The maximum amount of incentive compensation that Mr. Conologue may earn in 2004, 2005 and any renewal year is $267,750.

SANDRA FINKELSTEIN

    In February 2003, the LP entered into an employment agreement with Sandra Finkelstein, our Senior Vice President of Merchandising -- Girbaud Division, that provides:

     for an initial term that will end on December 31, 2005, and for automatic one year renewals of the agreement unless either party gives notice of its non-renewal not later than September 30, 2005 or September 30 of the then current renewal year;

     for payment of a base salary of $310,000 per year, and up to $77,500 of incentive compensation based upon our achievement of pre-determined earnings, cash flow and inventory turns targets;

     for the issuance under the Plan of a five year option to purchase 25,000 shares of common stock at an exercise price of $.60 per share which shall vest ratably on March 31, 2004, 2005 and 2006; and

     in the event that Ms. Finkelstein's employment is terminated without cause, for the payment of a severance payment equal to his base salary for a period of six months.

    Ms. Finkelstein did not earn any incentive compensation in 2003.

EUGENE WIELEPSKI

    In April 2002, the LP entered into an amended and restated employment agreement with Eugene Wielepski who was then our Vice President and Chief Financial Officer. In March 2003, the LP and Mr. Wielepski entered into an amendment of that agreement. As so amended, the agreement provides:

     that Mr. Wielepski shall serve as Vice President -- Finance;

     for an initial term that will end on May 15, 2006, and for automatic one year renewals of the agreement unless either party gives notice of its non-renewal not later than March 16, 2006 or March 16 of the then current renewal year;

     for payment of a base salary of $180,000 per year;

     for the issuance under the Plan of a fully vested ten year option to purchase 10,000 shares of common stock at an exercise price of $1.71 per share;

     if Mr. Wielepski's employment is terminated without cause

         after May 15, 2005, the LP must pay him an amount equal to one year of his base salary; or

         prior to May 15, 2005, the LP must pay him the aggregate amount of his base salary through May 15, 2006; and

         if the LP decides not to renew the agreement, it must pay
         Mr. Wielepski an amount equal to one year of his current base salary.

DANIELLE LAMBERT

    In May 2003, we and the LP entered into a separation agreement with Danielle Lambert, who was our Vice President for Merchandising for the Girbaud Division. Pursuant to that agreement, Ms. Lambert received a severance payment of $90,000 (six months of her base salary), plus an incentive compensation payment of $17,360 based upon the formula that had been established pursuant to her employment agreement.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding the compensation paid during each of our last three fiscal years to our Chief Executive Officer and to each of our executive officers other than our Chief Executive Officer whose total annual salary and bonus amounted to more than $100,000 and who were serving as executive officers at the end of 2003 (collectively, the 'Named Executives'). No compensation that would qualify as payouts pursuant to long-term incentive plans ('LTIP Payouts') or 'All Other Compensation' was paid to any of the Named Executive Officers during the three year period ended on December 31, 2003, and we did not issue any SARs during that period of time.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM COMPENSATION
                                           ANNUAL COMPENSATION(1)                           AWARDS
                              -------------------------------------------------  ----------------------------
                                                                                  RESTRICTED     SECURITIES
                                                                 OTHER ANNUAL        STOCK       UNDERLYING
NAME AND PRINCIPAL POSITION   YEAR     SALARY($)     BONUS($)   COMPENSATION($)    AWARDS($)     OPTIONS(#)
---------------------------   ----     ---------     --------   ---------------    ---------     ----------
Robert J. Arnot,
  Former CEO................  2003     $416,827(2)     --             --              --            --
                              2002      395,973        --             --              --            --
                              2001      346,659                                                      7,000
Peter J. Rizzo, CEO.........  2003(3)    28,846        --             --              --           500,000
Daniel J. Gladstone, Acting
  CEO (2003), President --
  Girbaud Division (2001 -
  2002).....................  2003      357,091      207,895          --              --            --
                              2002      345,781      221,199          --              --            --
                              2001      341,538      207,865                                         7,000
Robert J. Conologue, COO
  and CFO...................  2003      273,828        --             --              --           375,000
                                                       --             --              --
Sandra Finkelstein, Sr. Vice
  President -- Merchandising. 2003      266,024        --             --              --            25,000
Eugene C. Wielepski,
  Vice President............  2003      184,571        --             --              --            --
                              2002      196,764        --             --              --            10,000
                              2001      172,531        --             --              --             7,000

---------

(1) We also provided various perquisites and other benefits that did not exceed the lesser of $50,000 or 10% of the aggregate amounts reflected in the salary and bonus columns for each of the Named Executive Officers.

(2) Represents severance payments made to Mr. Arnot pursuant to the consulting agreement we entered into with him in connection with the termination of his employment.

(3) Mr. Rizzo was only employed for a period of 23 days (from
    December 9 - December 31) in 2003.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The Company did not grant any SARs to any of the Named Executive Officers during the year ended December 31, 2003. The following table sets forth information regarding grants of options made by the company to the Named Executive Officers during 2003.

                                               INDIVIDUAL GRANTS                  POTENTIAL REALIZABLE
                                 ----------------------------------------------     VALUE AT ASSUMED
                                 NUMBER OF    PERCENT OF                         ANNUAL RATES OF STOCK
                                 SECURITIES     TOTAL      EXERCISE                 APPRECIATION FOR
                                 UNDERLYING    OPTIONS      PRICE                    OPTION TERM(1)
                                  OPTIONS     GRANTED TO     PER     EXPIRATION  ----------------------
             NAME                 GRANTED     EMPLOYEES     SHARE       DATE         5%         10%
             ----                 -------     ---------     -----       ----         --         ---
Peter J. Rizzo.................   500,000        54%        $0.95     12-9-08     $300,000    $780,000
Robert J. Conologue............   225,000        24%        $0.60     3-31-08      $83,250    $218,250
                                  150,000        16%        $0.48     6-31-08      $46,500    $114,000
Sandra Finkelstein.............    25,000         3%        $0.60     2-15-08       $9,250     $24,250

---------

(1) In accordance with U.S. Securities and Exchange Commission rules, these columns show gains that could accrue for the Named Executive's option, assuming that the market price of our common stock appreciates from the date of grant over a period of 10 years at an annualized rate of 5% and 10%, respectively. If the stock price does not increase above the exercise price at the time of exercise, realized value to the named executives from this option will be zero.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

    The following table sets forth information concerning the number and value of unexercised options to purchase our common stock held on December 31, 2003 by the Named Executive Officers. None of the Named Executive Officers exercised any options during 2003.

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                  SHARES                      OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                ACQUIRED ON   VALUE         FISCAL YEAR-END             FISCAL YEAR-END
             NAME                EXERCISE    REALIZED  EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
             ----                --------    --------  -------------------------   -------------------------
Robert C. Arnot...............       0          0                       0/0                   0/0
Peter J. Rizzo................       0          0                 0/500,000                   0/0
Daniel J. Gladstone...........       0          0                 484,000/0                   0/0
Robert J. Conologue...........       0          0           150,000/225,000             $45,000/$22,500
Sandra Finkelstein............       0          0                  0/25,000                0/$4,500
Eugene Wielepski..............       0          0                  44,500/0                   0/0

                          DEFINED BENEFIT PENSION PLAN

    We maintain a defined benefit pension plan (the 'Pension Plan') for our employees. The normal retirement benefit, payable at age 65, is 20.0% of base compensation up to $10,000 plus 39.5% of base compensation over $10,000 and up to a maximum of $75,000, prorated for service less than 30 years. A reduced benefit is also payable on early retirement, after attainment of age 55 and completion of 15 years of service. The Pension Plan also provides disability retirement and death benefits. We pay the full cost of the benefits under the Pension Plan through our contributions to a trust. Our cash contributions to the Pension Plan during the year ended December 31, 2003 aggregated approximately $300,000.

    The Pension Plan Table below provides the estimated annual benefits payable under the Pension Plan upon retirement in specified compensation and years of service classifications:

                                                        YEARS OF SERVICE
                                         -----------------------------------------------
             REMUNERATION                  15        20        25        30        35
             ------------                  --        --        --        --        --
$100,000...............................  $13,838   $18,451   $23,063   $27,676   $27,676
 125,000...............................   13,838    18,451    23,063    27,676    27,676
 150,000...............................   13,838    18,451    23,063    27,676    27,676
 175,000...............................   13,838    18,451    23,063    27,676    27,676
 200,000...............................   13,838    18,451    23,063    27,676    27,676
 225,000...............................   13,838    18,451    23,063    27,676    27,676
 250,000...............................   13,838    18,451    23,063    27,676    27,676
 300,000...............................   13,838    18,451    23,063    27,676    27,676
 400,000...............................   13,838    18,451    23,063    27,676    27,676
 450,000...............................   13,838    18,451    23,063    27,676    27,676
 500,000...............................   13,838    18,451    23,063    27,676    27,676

    The compensation considered in determining benefits under the Pension Plan (as provided in the column titled 'Remuneration') is the annual average compensation for the five consecutive calendar years producing the highest average. The compensation considered is limited to $75,000. All amounts of salary, bonus and other compensation as reported in the Summary Compensation Table, up to $75,000, are included in compensation considered under the Pension Plan. The amounts provided in the Pension Plan Table are the benefits payable per year in equal monthly installments for the life expectancy of the participants (i.e., straight life annuity amounts). The Pension Plan is integrated with Social Security, and its benefit formula is as follows: (i) 0.6667% of compensation, multiplied by years of service up to 30 years; plus
(ii) 0.65% of compensation in excess of $10,000 multiplied by years of service up to 30 years.

    The estimated credited years of service for each of the Named Executive Officers as of January 1, 2004 were as follows:

                                             ESTIMATED CREDITED
                   NAME                       YEARS OF SERVICE
                   ----                       ----------------
Peter J. Rizzo.............................           0
Daniel J. Gladstone........................           5
Robert J. Conologue........................           0
Sandra Finkelstein.........................           0
Eugene Wielepski...........................          30

       SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

                                            NUMBER OF SECURITIES   WEIGHTED AVERAGE
                                             TO BE ISSUED UPON     EXERCISE PRICE OF
                                                EXERCISE OF           OUTSTANDING      NUMBER OF SECURITIES
                                            OUTSTANDING OPTIONS,   OPTIONS, WARRANTS   REMAINING AVAILABLE
              PLAN CATEGORY                 WARRANTS AND RIGHTS       AND RIGHTS       FOR FUTURE ISSUANCE
              -------------                 -------------------       ----------       -------------------
Equity compensation plans approved by
  security holders........................       2,070,250              $1.076               129,750
Equity compensation plans not approved by
  security holders........................               0                 N/A                   N/A
Totals....................................       2,070,250              $1.076               129,750

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In November 1997, we entered into an exclusive license agreement (the 'Girbaud Men's Agreement') with Girbaud Design, Inc. and its affiliate, Wurzburg Holding S.A. ('Wurzburg'), both of which are companies wholly owned, directly or indirectly, by Francois Girbaud and Marithe Bachellerie. The Girbaud Men's Agreement granted to us the right to manufacture and market men's jeanswear, casualwear and outwear under the Girbaud brand and certain related trademarks (the 'Girbaud Marks') in all channels of distribution in the United States, including Puerto Rico and the U.S. Virgin Islands. In January and March 1998, the Girbaud Men's Agreement was amended and restated to name Latitude Licensing Corp. ('Latitude') another member of the Girbaud Group(2) of companies, as the licensor and to include active influenced sportswear as a licensed product category. Also in March 1998, we entered into an exclusive license agreement (the 'Girbaud Women's Agreement' and together with the Girbaud Men's Agreement, the 'Girbaud Agreements') with Latitude to manufacture and market women's jeanswear, casualwear and outerwear, including active influenced sportswear, under the Girbaud Marks in all channels of distribution in the United States including Puerto Rico and the U.S. Virgin Islands.

    Under the Girbaud Men's Agreement, we are required to make payments to Latitude in an amount equal to 6.25% of our net sales of regular license merchandise and 3.0% in the case of certain irregular and closeout licensed merchandise. Except as noted below, we are subject to guaranteed minimum annual royalty payments of $3.0 million each year from 2002 through 2007. We are required to spend the greater of an amount equal to 3% of Girbaud men's net sales or $500,000 in advertising and related expenses promoting the men's Girbaud brand products in each year through the term of the Girbaud men's agreement. During 2003, we made royalty payments under the Girbaud Men's Agreement aggregating approximately $2,585,000.

    Under the Girbaud Women's Agreement we are required to make payments to Latitude in an amount equal to 6.25% of our net sales of regular licensed merchandise and 3.0% in the case of certain irregular and closeout licensed merchandise. Except as noted below, we are subject to guaranteed minimum annual royalty payments of $1.5 million each year from 2002 through 2007. We are required to spend the greater of an amount equal to 3% of Girbaud women's net sales of $400,000 in advertising and related expenses promoting the women's Girbaud brand products in each year through the term of the Girbaud Women's Agreement. In addition, over the term of the Girbaud Women's Agreement we are required to contribute $190,000 per year to Latitude's advertising and promotional expenditures for the Girbaud brand. During 2002, we made royalty payments to under the Girbaud Women's Agreement aggregating $800,000.

    In March 2003, in connection with our negotiations with Congress Financial Corporation ('Congress') to waive certain covenant violations under, and to renegotiate various amendments to, our credit facility with Congress, we also requested and obtained Latitude's agreement to the following changes to the Girbaud Agreements:

     deferral of the December 2002 and January 2003 royalty payments of $250,000 each under the Girbaud Men's Agreement to October and November 2003 respectively;

     deferral of the December 2002 royalty payment of $125,000 under the Girbaud Women's Agreement to October 2003;

     reduction of the 2003 minimum guaranteed annual royalty payments due under the Girbaud Women's Agreement by $450,000 to $1,050,000 by paying $25,000 in each of the months of April and May, 2003; $125,000 in each of the months of June, July, August, September, October and December, 2003; and $250,000 in November, 2003;

     deferral of payment of approximately $94,000 of Consultants' Fees which became due in December 2002 under the Girbaud Men's and Women's Agreements and payment of $30,000 of that amount in February 2003 and the balance in August 2003; and

---------
(2) Mr. Girbaud, Ms. Bachellerie, together with Wurzburg, Latitude and the various companies that they directly and indirectly control, are collectively referred to as the 'Girbaud Group.'

     reduction of the Consultants' Fees payable in 2003 from $300,000 to $100,000 and waiver of payment of approximately $97,000 that we owed for samples provided by the Girbaud Group.

    In March 2003, we entered into a consulting agreement with Societe de Finance et d'Investissement, SA ('SFI'), pursuant to which we engaged SFI to provide the services of Staffan Ahrenberg, the Chairman of our Board, to assist us in our dealings with the senior managements of the Girbaud Group of companies, support our efforts to comply with our obligations under the Girbaud Agreements, expand the scope of our licenses under those agreements, promote the sale of our products in Canada and assist us with regard to the manufacture of our products in Asia, Europe and Mexico. The term of that agreement ended on December 31, 2003. We paid SFI $200,000 during that term in consideration for the provision of such services by Mr. Ahrenberg.

                         REPORT OF THE AUDIT COMMITTEE

    The operations of this Committee are governed by a written charter. Only independent directors, as that term is defined by the Marketplace Rules of The Nasdaq Stock Market, may serve as members of this Committee.

    The primary function of this Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing:

     the Company's financial reports and other financial information that it provides to any governmental body or the public,

     the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and the Company's auditing, accounting and financial reporting processes generally.

    This Committee performs its oversight regarding our financial reporting obligations by engaging in dialogs with management and with BDO Seidman LLP, the Company's independent auditing firm during the year ended December 31, 2003. The discussions in which we engage pertain to issues germane to the preparation of the Company's quarterly and annual financial statements, and the conduct and completion of the audit of the Company's annual financial statements.

    This Committee has reviewed and discussed the Company's consolidated annual financial statements with management and with representatives of BDO Seidman LLP. We also discussed with representatives of that accounting firm the matters required to be discussed with the Company's independent auditors pursuant to Statement of Accounting Standards No. 61, as amended, 'Communication with Audit Committees.'

    BDO Seidman LLP also provided to this Committee the written disclosures required by Independence Standards Board Standard No. 1, 'Independence Discussions with Audit Committees,' and we discussed the question of BDO Seidman LLP's independence with representatives of that firm.

    All of the non-audit services provided by BDO Seidman LLP during 2003, and the fees and costs incurred in connection with those services, were pre-approved by this Committee in accordance with our policy of pre-approval of audit and permissible non-audit services. (This policy is discussed in further detail below at Proposal No. 2.) Before approving the retention of BDO Seidman LLP for these non-audit services, this Committee considered whether such retention was compatible with maintaining BDO Seidman LLP's auditor independence. In reliance on the reviews and discussions with management and BDO Seidman LLP referred to above, this Committee believes that the non-audit services provided by BDO Seidman LLP were compatible with, and did not impair, BDO Seidman LLP's auditor independence.

                   Neal J. Fox (Chairman)         Roland Loubet
                   Jon Hechler                    Robert S. Stec

         PROPOSAL 2 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

    At the annual meeting, our stockholders will be asked to ratify the Board's appointment of BDO Seidman LLP ('Seidman') as our independent certified public accountants for the year ending December 31, 2004. It is not expected that a representative of Seidman will be present at the meeting.

PRINCIPAL ACCOUNTING FEES AND SERVICES

    The following table shows the fees that we paid or accrued for the audit and other services provided by Seidman in 2003 and 2002.

                                                                    YEARS ENDED
                                                                   DECEMBER 31,
                                                             -------------------------
                                                               2003             2002
                                                               ----             ----
Audit Fees(1)..............................................  $255,605         $390,158
Audit-related fees(2)......................................    24,170          102,290
Tax Fees...................................................    15,355           34,924
                                                             --------         --------
    Total..................................................  $295,130         $527,472
                                                             --------         --------
                                                             --------         --------

---------

(1) Includes audit of our consolidated financial statements and quarterly review of our financial statements and filings on SEC forms 10-Q.

(2) Includes consultation regarding accounting and reporting matters, and an audit of our employee benefit plan.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    Beginning in fiscal 2003, our Audit Committee instituted a policy of pre-approving all audit and permissible non-audit services provided by our independent certified public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent certified public accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent certified public accountants in accordance with this pre-approval requirement, and the fees that we have incurred for those services. The Audit Committee may also pre-approve additional services on a case-by-case basis. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by our independent certified public accountants.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL NO. 2 and proxies solicited by the Board of Directors will be so voted unless shareholders specify on their proxy card a contrary choice.

                             STOCKHOLDER PROPOSALS

    Stockholders who wish to present proposals for action at the 2005 Annual Meeting of Stockholders should submit their proposals in writing to our Corporate Secretary at our address set forth on the first page of this proxy statement. It is anticipated that the 2005 Annual Meeting will be held in or about June, 2005. Accordingly, proposals must be received by the Secretary on or before December 30, 2004 in order to be considered for inclusion in next year's proxy materials.

                         ANNUAL REPORT TO STOCKHOLDERS

    Our Annual Report to Stockholders consisting of a letter from our Chief Executive Officer our Annual Report on Form 10-K for the year ended
December 31, 2003, including audited financial statements, has been mailed to the stockholders concurrently herewith, but such reports are not incorporated in this Proxy Statement and are not deemed to be part of the proxy solicitation material.

                                 OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ('SEC'). Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons. Based solely on our review of the reports on SEC forms 3, 4 and 5 filed by our executive officers and directors, we believe that all of those filing requirements were complied with by them during 2003, except that Robert Conologue and Sandra Finkelstein filed their initial statements of beneficial ownership on SEC Form 3 13 months after the dates on which such forms should have been filed, and Mr. Conologue filed an Annual Statement of Changes in Beneficial Ownership on SEC Form 5 in March 2004 which reported changes in beneficial ownership that should have been reported on Form SEC Form 4 on or about March 1 and June 30, 2003.

    The Board of Directors does not know of any other matters that are to be presented for action at the meeting. If any other matters are properly brought before the meeting or any adjournments thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their best judgment.

                                             By order of the Board of Directors
                                             /s/ Eugene Wielepski
                                             EUGENE WIELEPSKI,
                                             Secretary

May 3, 2004
Baltimore, Maryland

                          I.C. ISAACS & COMPANY, INC.

                      CODE OF ETHICS AND BUSINESS CONDUCT

STATEMENT OF GENERAL POLICY

    This Code of Ethics and Business Conduct (the 'Code') has been adopted to provide guiding principles to the principal executive officer, the principal financial officer, and the principal accounting officer or controller of IC ISAACS & COMPANY, INC. (the 'Company'), in the performance of their duties. It is strongly recommended, however, that all directors and employees of the Company comply with the Code in the performance of their duties. The Code should be read in conjunction with the Company's other policies that govern the conduct of such officers, including the Statement of Company Policy Regarding Securities Trading and the Memorandum to Directors, Executive Officers and Key Employees of the Company covering pre-clearance, broker interface procedures and blackout periods (collectively, the 'Company's Insider Trading Policy').

    The basic principal that governs all of our officers, directors and employees is that the Company's business should be carried on with loyalty to the interest of our stockholders, customers, suppliers, fellow employees, strategic partners and other business associates. The philosophy and operating style of the Company's management are essential to the establishment of a proper corporate environment for the conduct of the Company's business. In furtherance of the foregoing, no principal executive officer, principal financial officer, or principal accounting officer or controller, or persons performing similar functions shall: (a) employ any device, scheme or artifice to defraud the Company or any Business Associate (as defined below); or (b) engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon the Company or any Business Associate.

    The Company is committed to a high standard of business conduct. This means conducting business in accordance with the spirit and letter of applicable laws and regulations and in accordance with ethical business practices. This Code, which applies to all Insiders (as defined below) and their Family Members (as defined below), is intended to help in this endeavor by providing a statement of the fundamental principles that govern the conduct of the Company's business. In addition, all Insiders and their Family Members are responsible for complying with all applicable laws and regulations.

DEFINITION OF TERMS USED

        'Business Associate' means any supplier of services or materials, customer, consultant, professional advisor, lessor of space or goods, tenant, licensor, licensee or partner of the Company.

        'Company' includes I.C. ISAACS & COMPANY, INC. and each of its subsidiaries.

        'Insider' means the principal executive officer, principal financial officer, and principal accounting officer or controller of the Company, or persons performing similar functions.

        'Family Members' means as to a specific Insider, his or her Immediate Family Members and any company, partnership, limited liability company, trust or other entity that is directly or indirectly controlled by that Insider or by any Immediate Family Member of that Insider.

        'Immediate Family Member' includes the spouse (or life partner) and children of an Insider and any relative (by blood or marriage) of that Insider or spouse (or life partner) residing in the same household as such Insider.

        'Compliance Officer' shall mean the Vice President -- Finance.

TRANSACTIONS WITH THE BUSINESS ASSOCIATES

    In adhering to the foregoing basic principles, none of our Insiders or their Family Members must profit, directly or indirectly, due to position in, or relationship to an Insider having a position in, the Company to the detriment, or at the expense, of the Company or any Business Associate.

No Insider shall take for his or her own advantage any corporate opportunity for profit, which he or she learns about in his or her position with the Company.

    Insiders and their Family Members are encouraged to patronize our Business Associates. However, no Insider or Family Member shall sell to, or purchase from, a Business Associate any goods or services except in the ordinary course of the Business Associate's business. No Insider or Family Member shall borrow money or other property from a person known by the Insider to be a Business Associate, unless that Business Associate is regularly engaged in the business of lending money or such other property, and the loan and the terms thereof are in the ordinary course of the Business Associate's business.

    No Insider shall, directly or indirectly, make any payment or take any action with respect to any government official, agent or representative of the United States, any State or jurisdiction of the United States or of any foreign country without the prior consent of the Compliance Officer. No Insider shall make any payment or take any action in violation of the U.S. Foreign Corrupt Practices Act.

NON-DISCLOSURE OF INFORMATION

    No Insider or Family Member shall discuss with, or inform others about, any actual or contemplated business transaction by a Business Associate or the Company except in the performance of the Insider's employment duties or in an official capacity and then only for the benefit of the Business Associate or the Company, as appropriate, and in no event for personal gain or for the benefit of any other third party.

    No Insider or Family Member shall give any information to any third party about any business transaction of the Company or its Business Associates that are proposed or in process unless expressly authorized to do so by the Compliance Officer.

PREFERENTIAL TREATMENT AND GIFTS

    No Insider shall seek or accept for his or her self or for any Family Member any favors, preferential treatment, special benefits, special documents, gifts or other consideration as a result of such Insider's association with a Business Associate or the Company, except -those usual and normal benefits directly provided by a Business Associate or the Company. The foregoing, however, does not prohibit receipt of gifts of nominal value.

CONFLICTS OF INTEREST

    An Insider shall maintain a high degree of integrity in the conduct of the Company's business and maintain independent judgment. Each Insider must avoid any activity or personal interest that creates, or appears to create, a conflict between his or her interests and the interests of the Company. A conflict of interest arises any time such a person has a duty or interest that may conflict, directly or indirectly, with the proper and impartial fulfillment of such person's duties, responsibilities or obligations to the Company. Conflicts of interest include, by way of example, a person:

         -- making an investment that may affect his or her business decisions on behalf of the Company;

         -- owning a meaningful financial interest in, or being employed by, an organization that competes with the Company;

         -- owning a meaningful financial interest in, or being employed by, an organization that does, or seeks to do, business with the Company;

         -- making a material decision on a matter on behalf of the Company where such person's self-interests may reasonably call the appropriateness of the decision into question;

         -- being employed by or accepting compensation from any other person or entity as a result of business activity or prospective business activity affecting the Company.

    An officer or employee who becomes aware of any Insider's personal interest (including one's own) that is, or may be viewed as, in conflict with that of the Company or a Business Associate should promptly present the situation and the nature of the possible conflict to the Compliance Officer or, if timely disclosure to the Compliance Officer is impracticable, to the Board of Directors for appropriate consideration. A director of the Company that becomes aware of any Insider's conflict of interest should bring the matter to the attention of the Audit Committee or, if timely disclosure to the Audit Committee is impracticable, the Board of Directors of the Company. The Insider shall refrain from further action until the situation has been consented to in writing by the Compliance Officer, the Audit Committee, or Board of Directors, as the case may be.

    No Insider or Family Member shall personally benefit, directly or indirectly, from any Company purchase or sale, or derive any other personal gain from any other Company activity, except when the transaction has been fully disclosed to and approved in writing by the Audit Committee.

    No Insider or Family Member shall have any meaningful personal business or financial interest in any Business Associate or Competitor of the Company, without proper consent in writing by the Audit Committee. For these purposes, holding 5% or less of the outstanding equity interests of a Business Associate or competitor whose equity interests are publicly traded shall not be deemed 'meaningful.'

    No Insider shall hold any position with (including as a member of the board of directors or other governing body) or perform services for a Business Associate or a competitor of the Company, without proper consent in writing by the Audit Committee.

    No Insider shall provide any services to other business enterprises which reasonably could be deemed to adversely affect the proper performance of his or her work for the Company or which might jeopardize the interests of the Company, including serving as a director, officer, consultant or advisor of another business, without prior consent in writing by the Audit Committee under this Code.

    No Insider shall direct, or seek to direct, any Company business with any business enterprise in which the Insider or his or her Family Member has a meaningful ownership position or serves in a leadership capacity, without proper consent in writing by the Audit Committee under this Code.

PERSONAL SECURITIES TRANSACTIONS

    It is in the best interest of the Company and its Business Associates that no Insider knowingly take advantage of a corporate opportunity for personal benefit or takes action inconsistent with such Insider's obligations to the Business Associates in his capacity as a Company representative. To that end, the Company has adopted the Company's Insider Trading Policy (a copy of which is attached hereto as Annex 1 and incorporated herein by this reference). The Company's Insider Trading Policy applies to all Insiders and their Family Members.

GUARDING CORPORATE ASSETS

    Insiders have a duty to safeguard Company assets, including its physical premises and equipment, records, customer information and Company trademarks, trade secrets and other intellectual property. Company assets shall be used for Company business only. Without specific authorization, no Insider or Family Member may take, loan, sell, damage or dispose of Company property or use, or allow others to use, Company property for any non-Company purposes.

CORPORATE BOOKS AND RECORDS

    Insiders must ensure that all Company documents are completed accurately, truthfully, in a timely manner and properly authorized.

    Financial activities and transactions must be recorded in compliance with all applicable laws and accounting practices and in accordance with the generally accepted accounting principles designated by the Company. The making of false or misleading entries, records or documentation is strictly prohibited.

    Insiders may never create a false or misleading report under the Company's name. In addition, no payments or established accounts shall be used for any purpose other than as described by their supporting documentation. No undisclosed funds or assets may be established.

    No Insider may take any action to defraud, influence, coerce, manipulate or mislead any other Insider or any outside auditor or lawyer for the Company for the purpose of rendering the books, records or financial statements of the Company misleading.

    Errors, or possible errors or misstatements in the Company's books and records must be brought to the attention of the Compliance Officer promptly upon discovery thereof The Compliance Officer shall promptly inform the Chief Financial Officer of any such error or misstatement.

    All employees and officers are expected to cooperate fully with the Company's internal auditors and outside auditors. No employee or officer shall impede or interfere with the financial statement audit process.

COMPLIANCE WITH LAW

    All Insiders shall comply with applicable governmental laws, rules and regulations. Any Insider who becomes aware of a potential breach by another Insider of such laws, rules or regulations shall bring the matter to the attention of the Board of Directors of the Company immediately.

DOCUMENT RETENTION

    The Company seeks to comply fully with all laws and regulations relating to the retention and preservation of records. All Insiders shall comply fully with the Company's policies regarding the retention and preservation of records. Under no circumstances may Company records be destroyed selectively or maintained outside Company premises or designated storage facilities.

    If the existence of a subpoena or impending government investigation becomes known to an Insider, he or she must immediately contact the Compliance Officer. Insiders must retain all records and documents that may be responsive to a subpoena or pertain to an investigation. Any questions regarding whether a record or document pertains to an investigation or may be responsive to a subpoena should be resolved by the Compliance Officer before the record or document is disposed of. Insiders shall strictly adhere to the directions of the Compliance Officer in handling such records or documents.

COMPLIANCE WITH INTERNAL CONTROLS AND DISCLOSURE CONTROLS

    The Company has adopted a system of internal controls that must be strictly adhered to by all Insiders in providing financial and business transaction information to and within the Company. The internal controls are the backbone of the integrity of the Company's financial records and financial statements.

    Each Insider shall promptly report to the Compliance Officer any actual or suspected breaches or violations of the Company's internal controls that come to the attention of the Insider. The Compliance Officer shall promptly bring the matter to the attention of the Disclosure Committee.

    Each Insider shall promptly report to the Compliance Officer any fraudulent or questionable transactions or occurrences, whether actual or suspected, that come to the attention of the Insider. Potentially fraudulent or questionable transactions or occurrences include, without limitation, embezzlement, forgery or alteration of checks and other documents, theft, misappropriation or conversion to personal use of Company assets, falsification of records, and the reporting of the financial condition of the Company contrary to generally accepted accounting principles. The Compliance Officer shall promptly bring the matter to the attention of the Disclosure Committee.

    Each Insider is encouraged to bring to the attention of the Disclosure Committee or any Disclosure Officer, as provided under the Company's Disclosure Controls and Procedures Policy, any changes that the Insider believes may improve the Company's system of internal controls.

    The Company has adopted a system of disclosure controls and procedures pursuant to its Disclosure Controls and Procedures Policy to assure that all important information regarding the business and prospects of the Company is brought to the attention of the Chief Executive Officer and Chief Financial Officer of the Company. The accuracy and timeliness of compliance is critical to this system of disclosure controls and necessary to enable those officers to provide the financial statement and periodic report certifications required by federal law.

    Each Insider shall strictly adhere to the system of disclosure controls and procedures of the Company as set forth in the Company's Disclosure Controls and Procedures Policy.

    Each Insider shall promptly report in accordance with the Company's Disclosure Controls and Procedures Policy any significant event or occurrence (whether positive or negative) that arises in the course of the Insider's duties and responsibilities. Events or occurrences include those that affect or may affect the Company or its Business Associates, competitors or industry. General economic conditions need not be reported.

    Each Insider shall be candid in discussing matters concerning internal controls and business disclosures with the Company's management, internal auditors, outside auditors, outside counsel and directors. Factual information is important. Opinions and observations are strongly encouraged.

IMPLEMENTATION OF THE CODE

    While each Insider is individually responsible for compliance with the Code, he or she does not do so in a vacuum. The Company has the following resources, people and processes in place to answer questions and guide Insiders through difficult decisions.

    Compliance Officer Responsibility. The Vice President -- Finance has been designated the 'Compliance Officer' and shall report directly to the Company's Disclosure Committee, as created pursuant to the Company's Disclosure Controls and Procedures Policy, the Audit Committee and the Board of Directors, as may be determined to be appropriate. The Compliance Officer is responsible for overseeing, interpreting and monitoring compliance with the Code. The Compliance Officer shall report periodically to the Company's Disclosure Committee and Audit Committee regarding all aspects of administering and enforcing of the Code.

    Reporting Violations. If an Insider knows of or suspects a violation of applicable law or regulations, this Code or any of the Company's other policies, he or she must immediately report that information to the Compliance Officer, the Disclosure Committee, or the Audit Committee of the Board of Directors of the Company. No Insider who reports an actual or suspected violations in good faith will be subject to any retaliation whatsoever.

    Investigations of Violations. Reported violations will be promptly investigated and treated confidentially to the extent possible. It is imperative that the person reporting the violation not conduct a preliminary investigation of his or her own. Investigations of alleged violations may involve complex legal issues. Persons who act on their own may compromise the integrity of an investigation and adversely affect both themselves and the Company.

ENFORCEMENT

    The Compliance Officer will take such action he or she deems appropriate with respect to any Insider who violates, or whose Family Member violates, any provision of this Code, and will inform the Audit Committee of all material violations. Any alleged violation by the Compliance Officer will be presented promptly to the Audit Committee for its consideration and such action as the Audit Committee, in its sole judgment, shall deem warranted.

    The Compliance Officer will keep records of all reports created under this Code and of all action taken under this Code. All such records will be maintained in such manner and for such periods as are required under applicable Federal and state law, as well as the Company's document retention policy.

CONDITION OF EMPLOYMENT OR SERVICE

    All Insiders shall conduct themselves at all times in the best interests of the Company. Compliance with this Code shall be a condition of employment and of continued employment with the Company, and conduct not in accordance with this Code shall constitute grounds for disciplinary action, including, without limitation, termination of employment.

    This Code is not an employment contract nor is it intended to be an all inclusive policy statement on the part of the Company. The Board of Directors Company reserves the right to provide the final interpretation of the policies it contains and to revise those policies as deemed necessary or appropriate.

                              * * * * * * * * * *

    I acknowledge that I have read this Code of Ethics and Business Conduct (a copy of which has been supplied to me and which I will retain for future reference) and agree to comply in all respects with the terms and provisions hereof. I also acknowledge that this Code of Ethics and Business Conduct may be modified or supplemented from time to time, and I agree to comply with those modifications and supplements, as well.

                                           .....................................
                                                        Print Name

                                           .....................................
                                                        Signature

Date:  ...............................

                                                                      Appendix 1


                           I.C. ISAACS & COMPANY, INC.

         This Proxy is Solicited on Behalf of the Board of Directors of
                           I.C. Isaacs & Company, Inc.

The undersigned holder of the $.0001 par value common stock (the "Common Shares") of I.C. Isaacs & Company, Inc. (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of the Company and Proxy Statement attached thereto, all relating to the Company's Annual Meeting of Stockholders (the "Annual Meeting"), and does appoint Staffan Ahrenberg and Peter J. Rizzo, and each of them, the true and lawful attorney or attorneys of the undersigned, with power of substitution, for and in the name of the undersigned, to vote as proxies for the undersigned according to the number of Common Shares the undersigned would be entitled to vote if then personally present at the Annual Meeting to be held at the offices of Arent Fox PLLC located on the 34th Floor at 1675 Broadway, New York, New York, on Thursday, June 3, 2004, at 10:00 A.M., or at any adjournment or adjournments thereof (the "Meeting"), and thereat to vote all Common Shares of the Company held by the undersigned and entitled to be voted thereat upon the following matters:

This Proxy confers authority to vote "FOR" each of propositions 1, 2 and 3, listed above unless otherwise indicated. If any other business is transacted at said meeting, this proxy shall be voted in accordance with the best judgment of the proxies. The Board of Directors recommends a vote of "FOR" for each of the listed propositions. This proxy is solicited on behalf of the Board of Directors of I.C. Isaacs & Company, Inc. and may be revoked prior to its exercise.

                (Continued and to be signed on the reverse side)

                        Annual Meeting of Stockholders of
                           I.C. Isaacs & Company, INC.
                                  June 3, 2004
                           Please date, sign and mail
                             your proxy card in the
                            envelope provided as soon
                                   as possible

               Please detach and mail in the envelope provided.

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
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 and 3. PLEASE SIGN, DATE AND
RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

-------------------------------------------------------------------------------------------------------------------------------

1. To elect as Directors the nominees listed below,   2. To ratify the appointment of BDO Seidman,    FOR   AGAINST   ABSTAIN
to serve until the 2005 annual meeting of             LLP as the Company's independent auditors for   [ ]     [ ]       [ ]
stockholders and until their respective successors    the fiscal year ending December 31, 2004.
shall have been duly elected or appointed:

                         Nominees                     3. To transact such other business as may       FOR   AGAINST   ABSTAIN
                                                      properly come before the meeting.               [ ]     [ ]       [ ]
[ ] For all nominees     o  Staffan Th. Ahrenberg
[ ] Withhold authority      (Chairman)
    for all nominees     o  Olivier Bachellerie
[ ] For all except       o  Robert J. Conologue
(see instruction below)  o  Rene Faltz
                         o  Neal J. Fox
                         o  Peter J. Rizzo
                         o  Robert S. Stec

INSTRUCTION: To withhold authority to vote for any    The cost of solicitation of proxies from our shareholders will be
individual nominee(s), mark "FOR ALL EXCEPT" and      borne by us. We may also agree to pay banks, brokers, nominees and other
fill in the circle next to each nominee you wish to   fiduciaries their reasonable charges and expenses incurred in forwarding
withhold, as shown here: o                            the proxy material to their principals.

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---------------------------------------------------

To change the address on your account, please
check the box at right and indicate your new
address in the address space above. Please     [ ]
note that changes to the registered name(s)
on the account may not be submitted via this
method.
---------------------------------------------------

Signature of Stockholder                        Date            Signature of Stockholder                        Date
                         ----------------------     -----------                          ----------------------      ----------

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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